Exhibit 99.1



                                        Kathleen S. Dvorak
                                        Vice President, Investor Relations
                                                 or
                                        Daniel H. Bushell
                                        Executive Vice President,
                                        Chief Development Officer and
                                        Chief Financial Officer
                                        United Stationers Inc.
                                        (847) 699-5000

                                        FOR IMMEDIATE RELEASE

              UNITED STATIONERS INC. ADOPTS STOCKHOLDER RIGHTS PLAN
              -----------------------------------------------------

         DES PLAINES, Ill., July 27, 1999 - United Stationers Inc. (Nasdaq:
USTR) today announced that its board of directors has adopted a stockholder rights plan. The plan is designed to strengthen the board of directors' ability to respond to an unsolicited takeover bid and to enable all United Stationers Inc. stockholders to realize the full value of their investment in the event that an unsolicited takeover attempt is made.

         More than 50 percent of the Fortune 500 companies currently have stockholder rights plans in place. The plan was not adopted in response to any specific effort to acquire control of United Stationers Inc.

         The issuance of rights under the plan has no dilutive effect and will not affect reported earnings per share, will not be taxable to the stockholders or to United Stationers Inc. and will not change the way in which stockholders can currently trade United Stationers Inc. common stock.

         Under the new plan, the rights are exercisable, with certain exceptions, if a person or group acquires 15 percent or more of United Stationers Inc. outstanding common stock, or if a party announces an offer to acquire 15 percent or more. Each rightsholder, other than the acquiring party, will have the right to purchase United Stationers Inc. common stock or common stock of the acquiring entity at half its market value.

         In order to implement the new plan, the board of directors has declared a dividend distribution of the rights. The distribution will be payable to stockholders of record as of August 16, 1999. United Stationers Inc. generally may redeem the rights at $.001 per right at any time prior to the time there has been a public announcement of the acquisition of a 15 percent position on its voting stock. Unless earlier redeemed, the rights will expire on July 26, 2009. A letter describing the rights will be mailed to all United Stationers Inc. registered stockholders shortly.

         UNITED STATIONERS INC. IS NORTH AMERICA'S LARGEST WHOLESALER OF BUSINESS PRODUCTS TO RESELLERS. THROUGH ITS INTEGRATED COMPUTER-BASED DISTRIBUTION SYSTEM, IT MAKES MORE THAN 35,000 ITEMS AVAILABLE TO 20,000 RESELLERS WITHIN 24 HOURS OF ORDER REPLACEMENT THROUGH 40 REGIONAL DISTRIBUTION CENTERS, 20 LAGASSE DISTRIBUTION CENTERS THAT SERVE THE JANITORIAL AND SANITATION INDUSTRY AND SIX AZERTY DISTRIBUTION CENTERS THAT SERVE COMPUTER SUPPLY RESELLERS.

THE COMPANY'S COMMON STOCK TRADES ON THE NASDAQ NATIONAL MARKET TIER OF THE NASDAQ STOCK MARKET UNDER THE SYMBOL: USTR.